Exhibit 23.12

CONSENT OF DEEPAK MALHOTRA

The undersigned, Deepak Malhotra, hereby states as follows:

I, Deepak Malhotra, assisted with the preparation of the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 for Vista Gold Corp. (the “Company”) and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012 (together both reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

I hereby consent to the Summary Material and the reference to my name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Reports, including the reference to the Mt. Todd Gold Project included with such information, and the reference to my name as set forth above in the Form 10-K.

Date: March 12, 2013	By:	/s/ Dr. Deepak Malhotra

Name: Dr. Deepak Malhotra